NATIONS FUND TRUST

                        (A Massachusetts Business Trust)

                      CERTIFICATE: CLASSIFICATION OF SHARES


         The undersigned, Secretary of Nations Fund Trust (the "Trust"), hereby certifies that the Board of Trustees of the Trust duly adopted the following votes at a meeting held on October 13, 1995:

         WHEREAS, certain information has been provided to the Board of Trustees concerning the approach to marketing and distributing the Funds of the Trust and various methods generally available to investment companies to market and distribute their shares to investors; and

         WHEREAS, the Trustees of the Trust approved a multi-class plan pursuant to Rule 18f-3 under the Investment Company Act of 1940 on April 13, 1995, and certain amendments thereto on July 13, 1995 (the "Multi-Class Plan"), which describes the terms of the Trust's multiple class share distribution system; and

         WHEREAS, it has been recommended that the Trust establish a new investment portfolio, the Nations Tax-Managed Equity Fund (the "New Fund"), which is to have the following characteristics:

         (i) Investor A Shares of the New Fund: to be offered to customers of certain financial institutions and broker-dealers that have entered into a Sales Support Agreement with Stephens Inc. ("Stephens"), and a Shareholder Servicing Agreement with the Trust pursuant to a Rule 12b-1 Plan authorizing payment of a distribution and shareholder servicing fee not to exceed 0.25% (on an annual basis) of the average daily net assets attributable to Investor A Shares of the New Fund; and to be subject to a contingent deferred sales charge, not to exceed 1.00%, on redemptions of Investor A Shares of the New Fund purchased through the Personal Investment Planner program, and to certain retail transfer agency fees;

         (ii) Trust A Shares of the New Fund: to be offered to customers of certain banks and other financial institutions with respect to the New Fund; and

         (iii) Trust B Shares of the New Fund: to be offered to customers of certain banks and other financial institutions that have entered into a Shareholder Servicing Agreement with the Trust pursuant to a Shareholder Servicing Plan authorizing payment of a shareholder servicing fee not to exceed 0.25% (on an annual basis) of the average daily net assets attributable to the New Fund's Trust B Shares;

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         NOW THEREFORE BE IT:

         VOTED, that pursuant to Section 5.1 of the Trust's Declaration of Trust, an unlimited number of authorized, unissued shares be, and they hereby are, allocated to the New Fund and divided into and classified as a separate class or classes of the New Fund as follows:

         (i)      Nations Tax-Managed Equity Fund -- Investor A Shares;

         (ii)     Nations Tax-Managed Equity Fund -- Trust A Shares; and

         (iii)    Nations Tax-Managed Equity Fund -- Trust B Shares; and

         FURTHER VOTED, that the Board of Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust, hereby find that the amendments to the Multi-Class Plan for the Trust, as presented at this meeting, including the method contained herein for allocating expenses among the classes in a single Fund, are in the best interests of each class of shares of the Trust individually and the Trust as a whole; and

         FURTHER VOTED, that the amendments to the Multi-Class Plan for the Trust, as presented to this meeting, be, and they hereby are, ratified and approved by the Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust; and

         FURTHER VOTED, that consideration received by the Trust for the issue or sale of any class of the New Fund's shares (individually a "Class" and collectively the "Classes") shall be invested and reinvested with the consideration received by the Trust for the issue and sale of all of the New Fund's other Classes, together with all income, earnings, profits and proceeds thereof, including the proceeds derived from the sale, exchange or liquidation thereof, any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, and any general assets of the Trust allocated to the New Fund by the Board of Trustees in accordance with the Trust's Declaration of Trust, and each share of any Class of the New Fund (individually, a "Share" and collectively, the "Shares") shall share equally with each Share of all the Classes of the New Fund in such consideration and other assets, income, earnings, profits and proceeds thereof; and

         FURTHER VOTED, that the Officers of the Trust be, and each hereby is, authorized and directed to take all such actions as and when the officers taking such action, in consultation with the Trust's counsel, deem necessary or appropriate to effect establishment of the New Fund including, but not limited to, executing, sealing, delivering and filing a Certificate and/or Amendment to the Trust's Declaration of Trust, and any and all other documents, instruments, papers and writings as he or she may deem necessary or appropriate to perform and carry out the preceding votes, such determination to be conclusively evidenced by such acts.

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         The foregoing votes remain in full force and effect as of the date hereof.


Dated:  October 13, 1995                               /s/Richard H. Blank, Jr.
                                                       -------------------------
                                                        Richard H. Blank, Jr.
                                                        Secretary
Subscribed and sworn to before
me this __ day of October __, 1995


_____________________________

Name:________________________
            Notary Public

Commission Expires:_____________




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